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                                                                EXHIBIT (99)-7

From:  Mary Carpenter
       Dec. 29, 1995

   Done Deal--Wisconsin Electric/Wisconsin Natural Merger Official January 1

      MILWAUKEE--With all regulatory matters cared for, the merger between Wisconsin Electric Power Co. and Wisconsin Natural Gas Co. becomes official Jan. 1, 1996. The name "Wisconsin Natural Gas Company" will no longer be used when the natural gas operations becomes a business unit of Wisconsin Electric Power Co.

      Both companies are subsidiaries of Wisconsin Energy Corp. (WEC) The merger was announced by WEC in January 1994 shortly after Wisconsin Natural acquired Wisconsin Southern Gas Co. as a way to further position the company for an evolving competitive energy marketplace. "Both the natural gas and the electric industries are experiencing significant regulatory changes pointing toward increased competition," says Chuck Govin, recently named vice president of gas operations. "The merger of the two companies will allow us to take advantage of cost-savings and enable us to offer customers better energy services at competitive prices."

      Customers previously served by both Wisconsin Natural and Wisconsin Electric will receive electric and gas service as customers of Wisconsin Electric. "Although the two companies officially become one on January 1, many service-related changes have actually been phased in over the last two years so many customers are already acclimated to the changes," says Kristine Rappe, vice president, customer services. "For instance, phone calls for both electric and gas service have been handled by Wisconsin Electric."

      Some vehicles, buildings, and clothing worn by gas operation employees will continue to display old logos and signs until the planned merger between WEC and Northern States Power Co. to form Primergy is finalized. "We will continue to communicate with our customers in many ways in the coming months so that ongoing changes are less confusing," adds Rappe. "We expect to maintain a high level of service quality to all customers throughout the changes."

      As a combined gas and electric provider, Wisconsin Electric serves about
2.3 million people in southeastern Wisconsin (including the Milwaukee area), the Appleton area, the Prairie du Chien area, and portions of northeastern Wisconsin and Michigan's Upper Peninsula.

                                     # # #

TIMELINE

Jan. 1, 1994     - Racine-headquartered, Wisconsin Natural Gas Co. acquires
                   Wisconsin Southern Gas Co.

January 24, 1994 - WEC announces plans to merge Wisconsin Electric Power Co.
                   and Wisconsin Natural

May 1, 1995      - WEC announces plans to merge with Northern States Power Co.

Jan. 1, 1996     - WE/WN merger complete.  Wisconsin Natural name is retired.
                   Electric and gas services are provided by Wisconsin
                   Electric.